Exhibit 99.1

BMO Capital Markets Corp. 151 West 42nd Street New York, NY 10036

September 23, 2026

Board of Trustees

Centerspace

800 LaSalle Avenue, Suite 1600

Minneapolis, MN 55402

Dear Members of the Board of Trustees:

We hereby consent to the inclusion of our opinion letter, dated September 8, 2026, to the Board of Trustees of Centerspace (“Centerspace”) as Annex E to, and to the references to such opinion letter under the heading “Summary—Opinion of CSR’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—CSR’s Reasons for the Mergers; Recommendations of the CSR Board”, “The Mergers— Opinions of CSR’s Financial Advisor — Opinion of BMO Capital Markets Corp.”, “The Mergers — Summary of Financial Analysis of BMO Capital Markets Corp.” and “The Mergers—Certain CSR Unaudited Prospective Financial Information” in, the joint proxy statement/prospectus relating to, among other things, the proposed mergers involving Centerspace and Independence Realty Trust, Inc. (“IRT”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of IRT (the “Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Registration Statement) or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BMO Capital Markets Corp.

BMO Capital Markets Corp.